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                                                                     EXHIBIT 4.4

                           LASER VISION CENTERS, INC.
                   1994 NON-QUALIFIED WARRANT PLAN, AS AMENDED


         1. Statement of Purpose. The purpose of this Non-Qualified Warrant Plan (the "Plan") is to benefit LASER VISION CENTERS, INC. (the "Company") through the maintenance and development of its businesses by enabling the Company to attract and retain well-qualified individuals, including employees, directors, consultants, and advisors, to serve the Company by providing a favorable opportunity to such persons to become holders of stock in the Company over a period of years, thereby giving them a permanent stake in the growth and prosperity of the Company and encouraging the continuance of their involvement with the Company and/or its subsidiaries.

         2. Exchange of Options for Warrants. Any executive employee of the Company who is a present holder of an Incentive and/or Non-Qualified Stock Option ("Options") may, at his or her option, relinquish any Options he or she may hold, and receive in exchange thereto five-year warrants to purchase a like number of shares of the Company's common stock at the average price of the Options being relinquished. The number of exercisable Warrants at the time of grant shall be equal to the number of Options exercisable at that time. The balance of the warrants shall become exercisable in equal monthly increments over a period of two years unless otherwise specified in the warrants. Any Options relinquished pursuant to this paragraph of the Plan shall become available for grant by the Board of Directors pursuant to the terms of the respective plans.

         3. Administration. The Plan shall be administered by the Board of Directors of the Company, or a committee appointed by the Board of Directors, which Board or committee for purposes of this Plan shall be referred to as the Committee. The Committee shall have full and plenary authority to interpret the terms and provisions of the Plan.

         4. Eligibility. Warrants shall be granted only to Executive Employees, Directors and Consultants of the Company and its subsidiaries. A Consultant is any non-employee who performs services for the Company.

         5. Reservation of Shares and Grants of Warrants. There shall be reserved for issuance upon exercise of warrants granted under this Plan an aggregate of 2,000,000 shares of the $.01 par value Common Stock of the Company, subject to adjustment as provided in Section 11. Warrants granted under this Plan are not intended to be treated as incentive stock options as defined in
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

         In the event that a warrant expires or is terminated or cancelled unexercised as to any shares, such released shares may


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again be warranted (including a grant in substitution for a cancelled warrant).
Shares subject to warrants may be made available from unissued or reacquired shares of Common Stock.

         Nothing contained in the Plan or in any warrant granted pursuant thereto shall confer upon any warrantholder any right to be nominated by management of the Company as a director of the Company or of any subsidiary, or interfere in any way with the right of the Company and its Board of Directors to remove such warrantholder as a director of the Company or any subsidiary in accordance with the Company's or subsidiary's bylaws and applicable state law. In addition, nothing in this Warrant Plan or any warrant shall confer upon any employee any right to continue in the employ of the Company or of any of its subsidiaries, or interfere in any way with the right of the Company or any such subsidiary to terminate his employment at any time.

         6. Warrant Price. The warrant price shall be no less than the fair market value, at the time the warrant is granted, of the shares of Common Stock subject to the warrant. Such fair market value shall be determined by the Board of Directors; provided however if the Common Stock is quoted in the over-the-counter market at the date of grant, the fair market value shall be the mean of the bid and asked prices of the Common Stock at the close of the trading day next preceding the date of grant of the warrant; and further provided that if the Common Stock is then listed on any national exchange, fair market value shall be the mean between the high and low sales price on the date next preceding the date of grant of the warrant.

         7. Duration of Warrants and Extensions. Subject to the provisions of
Section 9 hereof, each warrant shall be for a term of five years, provided, however, that the Committee may, in its discretion, extend the term of any warrant. Each warrant shall become exercisable immediately at the option of the grantee, provided such warrant is exercisable pursuant to its terms. Subject to the foregoing, all or any part of the shares to which the right to purchase has accrued may be purchased at the time of such accrual or at any time or times thereafter during the warrant period.

         8. Exercise of Warrant. A warrant may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased, accompanied by the full purchase price for the shares to be purchased either in cash or by check or shares of Company common stock.

         9. Termination of Relationship - Exercise Thereafter. In the event a warrantholder's service to the Company is terminated for any reason, such warrantholder's warrant shall continue to be exercisable and all rights to purchase shares which have accrued

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pursuant thereto shall continue in accordance with the terms of such warrant.

         10. Non-Transferability of Warrants. No warrant shall be transferable by the warrantholder otherwise than by will or the laws of descent and distribution and each warrant shall be exercisable during a warrantholder's lifetime only by him.

         11. Adjustment. The number of shares subject to the Plan and to warrants granted under the Plan shall be adjusted as follows: (a) in the event that the outstanding shares of Common Stock of the Company is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to warrants granted thereunder shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, all warrants shall become fully exercisable unless the Committee should determine otherwise that there shall be substituted, on an equitable basis, for each share of Common Stock then subject to the Plan, whether or not at the time subject to outstanding warrants, the number and kind of shares of Stock or other securities to which the holders of shares of Common Stock of the Company will be entitled pursuant to the transaction; and (c) in the event of any other relevant change in the capitalization of the Company, the Committee shall provide for an equitable adjustment in the number of shares of Common Stock then subject to the Plan, whether or not then subject to outstanding warrants. In the event of any such adjustment, the purchase price per share shall be proportionately adjusted.

         12. Termination and Amendment of Plan. This Plan shall terminate ten years from the effective date of this Plan, and a warrant shall not be granted under the Plan after the date. The Board of Directors may at any time and from time to time modify or amend the Plan in such respects as its shall deem advisable provided that: (a) any increase in the maximum number of shares for which warrants may be granted under the Plan, any change in the method of automatic grant, or any change in the provisions relating to the persons to whom warrants shall be granted must be approved by a majority vote of the stockholders within twelve months before or after the effective date of such increase or change; and (b) the Board of Directors shall not have authority to change (i) the warrant prices, or (ii) the periods during which warrants may be granted or exercised, or (iii) the provisions relating to adjustments to be made upon changes in capitalization. The termination or any modification or amendment of the Plan shall not, without the consent of any warrantholder, affect his rights under a warrant theretofore granted to him.

         13. Effective Date. The Plan has been adopted and authorized by the Board of Directors effective on January 4, 1994.


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